EXHIBIT 99.2

Revised Release Financials

SANMINA-SCI CORPORATION

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(GAAP)

(Unaudited)

	Three Months Ended
	December 31, 2005	January 1, 2005

Net sales	$2,861,797	$3,252,706
Cost of sales	2,692,117	3,075,739
Gross profit	169,680	176,967

Operating expenses:
Selling, general and administrative	88,535	87,309
Research and development	8,917	7,490
Amortization of intangible assets	2,233	2,030
Integration costs	175	114
Restructuring costs	35,628	20,425
Total operating expenses	135,488	117,368

Operating income	34,192	59,599

Interest Income	5,925	3,507
Interest expense	(34,248)	(30,056)
Other expense, net	1,054	270
Interest and other expense, net	(27,269)	(26,279)

Income before income taxes and cumulative effect of accounting change	6,923	33,320

Provision for (benefit from) income taxes(1)	(12,957)	8,954

Income before cumulative effect of accounting change	19,880	24,366

Cumulative effect of accounting change, net of tax (2)	4,752	—

Net income	$24,632	$24,366

Income per share before cumulative effect of accounting change:
Basic	$0.04	$0.05
Diluted	$0.04	$0.05

Net income per share:
Basic	$0.05	$0.05
Diluted	$0.05	$0.05

Weighted average shares used in computing per share amounts:
Basic	524,311	519,205
Diluted	524,703	525,008

(1)     Included a one-time favorable income tax adjustment of $64.0 million relating to previously-accrued income taxes that were reversed as a result of a settlement reached with the U.S. Internal Revenue Service.  The settlement was in relation to certain U.S. tax audits.  Notification of approval of the settlement by the Congressional Joint Committee on Taxation was received following the filing of the Company’s Annual Report on Form 10-K for fiscal 2005.  Of the $64 million adjustment, $27.9 million was recorded as an income tax benefit to earnings.  The remaining $36.1 million was recorded as an adjustment for pre-merger tax items with SCI Systems.

(2)     Impact of adoption of SFAS 123R “Shared-Based Payment”.

SANMINA-SCI CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	December 31, 2005	October 1, 2005
	(Unaudited)	(Derived from
		audited financials)
ASSETS

Current assets:
Cash and cash equivalents	$1,011,098	$1,068,053
Short-term investments	28,178	57,281
Accounts receivable, net	1,612,325	1,477,401
Inventories	1,122,773	1,015,035
Deferred income taxes	39,107	42,767
Prepaid expenses and other current assets	104,142	86,620
Total current assets	3,917,623	3,747,157

Property, plant and equipment, net	606,895	662,101
Goodwill	1,654,126	1,689,198
Other intangible assets, net	33,658	35,907
Other non-current assets	80,363	81,874
Restricted cash	25,538	25,538
Total assets	$6,318,203	$6,241,775

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$1,259	$1,439
Accounts payable	1,636,397	1,559,172
Accrued liabilities	353,322	366,920
Accrued payroll and related benefits	141,141	146,687
Total current liabilities	2,132,119	2,074,218

Long-term liabilities:
Long-term debt, net of current portion	1,635,847	1,644,666
Other	152,774	143,873
Total long-term liabilities	1,788,621	1,788,539
Stockholders’ equity:
Preferred stock	—	—
Common stock	5,475	5,457
Treasury stock	(188,200)	(188,519)
Additional paid-in capital	5,749,864	5,745,125
Accumulated other comprehensive income	25,623	36,886
Accumulated deficit	(3,195,299)	(3,219,931)
Total stockholders’ equity	2,397,463	2,379,018

Total liabilities and stockholders’ equity	$6,318,203	$6,241,775